Exhibit 10.1
August 7, 2025

VIA EMAIL
Therese Tucker

Dear Therese:
As we've agreed, in consideration of your founding and long dedication to service with BlackLine Systems, Inc. (“BlackLine”), we are pleased to offer you continued employment in the role of Founder, beginning on October 1, 2025. Your employment as Founder pursuant to this letter will begin on October 1, 2025. Effective as of the end of the day on September 30, 2025 (the “Transition Date”), you hereby resign from your position as co-Chief Executive Officer of BlackLine.
As of the date of this letter, you serve as co-Chief Executive Officer and Founder of BlackLine, pursuant to an Employment Agreement between you and BlackLine, which took effect on March 6, 2023 (the "Employment Agreement”). This letter supersedes and replaces the Employment Agreement, and all other employment agreements, offer letters, and change in control policy participation agreements between you and BlackLine.
Following the Transition Date, your employment with BlackLine will be governed by the following terms and conditions:
1.In your role as Founder, you will report to the Chief Executive Officer of BlackLine and will also report to the Board.
2.During the period that you serve as Founder, the Board will nominate you to serve as a member of the Board, subject to the requisite approval of BlackLine's stockholders.
3.Your primary work location will continue to be our headquarters in Woodland Hills, CA (the "Designated Work Location").
4.As compensation for your services as Founder, BlackLine will pay you a base salary of $460,000 ("Base Salary") annually, subject to legally required withholding and payable in accordance with BlackLine's usual payroll policies and practices.
5.You will be eligible to earn a target annual bonus of 80% of your Base Salary based upon achievement of performance objectives to be determined by the Board in its discretion and payable upon achievement of those applicable objectives, subject to minimum and maximum limits as established by BlackLine and further subject to and paid in accordance with the terms of BlackLine's annual incentive plan (the “Annual Bonus”). For 2025, the dollar target of your annual bonus will be pro-rated between the arrangements in place before and after the Transition Date.
6.Equity awards held by you on the Transition Date will continue on their terms. You will be eligible to receive additional equity awards pursuant to any plans or arrangements BlackLine may have in effect from time to time with the expectation that the targeted value for your 2026 equity award will be $3,375,000. The Board or its designated committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
7.You will continue to be eligible for such employee benefits as are generally provided to senior executives of BlackLine under the terms and conditions established by the policies and/or plan document governing each benefit.

8.You will be employed as an “at-will employee" of BlackLine, which means that you or BlackLine may terminate your employment at any time, with or without cause and with or without advance notice. This at-will employment arrangement cannot be modified in any way except by a written agreement signed by you and the chair of the Board.
9.If your employment at BlackLine is terminated at any time for any reason, and whether by you, BlackLine, or by mutual agreement, then, except as may be provided under the Severance Policy (as defined below), BlackLine's sole obligations will be to provide you with the following: (a) your earned Base Salary through your termination date; (b) payment for any Paid Time Off accrued and unused, if any, as of your termination date; and (c) any other payment or benefit required by law.
10.Severance. Following the Transition Date, you will be entitled to participate in BlackLine's Change of Control and Severance Policy (the “Severance Policy”) under which you will be eligible to receive severance payments and benefits upon certain qualifying terminations of your employment, subject to the terms and conditions of the Severance Policy and the Severance Policy Participation Agreement attached hereto.
11.You agree that upon termination of your employment hereunder for any reason, you will resign as of the date of such termination from any other positions you may hold as an employee of BlackLine or any of its subsidiaries or affiliates and will comply the requirements of the stockholders agreement filed as Exhibit 4.3 to the Company's Form 10-K.
While this letter supersedes and replaces the Employment Agreement, the terms of the Employment Agreement shall continue to govern the period of your employment with BlackLine from the date hereof through the Transition Date. By agreeing to this letter, you hereby consent to all changes to your employment effected by this letter and waive all rights you would have to resign your employment for "Good Reason" within the meaning of the Employment Agreement based on these changes or to otherwise receive any severance upon your resignation pursuant to the Employment Agreement. Further, you waive any rights you may have (or would otherwise have) to use the changes to your employment effected by this letter as bases for resignation of your employment for "Good Reason" within the meaning of the Severance Policy.
This letter, the equity award plans and agreements for your outstanding equity awards, the Severance Policy and Severance Policy Participation Agreement dated the same date as this letter, the Confidential Information and Inventions Assignment Agreement that was signed by you on March 5, 2023 and the Mutual Arbitration Agreement that was signed by you on March 5, 2023 contain the entire understanding of you and BlackLine with respect to your employment and supersede any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between you and BlackLine with respect to the subject matter hereof other than those expressly set forth herein. Notwithstanding the foregoing, you will be covered by BlackLine's applicable liability insurance policy and its indemnification provisions for actions taken on behalf of BlackLine during the course of your employment. This letter and its benefits may not be altered, modified, or amended except by written instrument signed by you and the chair of the compensation committee of the Board that expressly states the intent to so alter, modify or amend this letter.
This letter will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof. This letter will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs. This letter, and all your rights and duties under it, are not assignable or delegable by you. Any purported assignment or delegation by you will be null and void. This letter may be assigned by BlackLine to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of BlackLine hereunder will become the rights and obligations of such affiliate or successor person or entity. In the event that any one or more of the provisions of this letter will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this letter will not be affected. No waiver of satisfaction of a condition or failure to comply with an obligation under this letter will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any such signature by BlackLine must be signed by the chair of the compensation committee of the Board.
To accept this offer, please sign below and return this letter to me.

Sincerely,

/s/ Mika Yamamoto
Mika Yamamoto
Compensation Committee Chair
AGREED and ACCEPTED:

/s/ Therese Tucker	August 8, 2025
Therese Tucker	Date